CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2017, relating to the financial statements and financial highlights which appears in the Annual Report on Form N-CSR for the year ended October 31, 2017 of AMG Trilogy Emerging Markets Equity Fund, and AMG Trilogy Emerging Wealth Equity Fund, two of the series constituting AMG Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm,” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 28, 2018